UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-A/A

(Amendment No. 3)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12 (b) OR (g) OF

THE SECURITIES EXCHANGE ACT OF 1934

SEACHANGE INTERNATIONAL, INC.

(Exact Name of Registrant as Specified in its Charter)

DELAWARE	04-3197974
(State of Incorporation or Organization)	(I.R.S. Employer Identification No.)

50 Nagog Park, Acton, MA	01720
(Address of Principal Executive Offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Series A Participating Preferred Stock Purchase Rights	The NASDAQ Global Select Market

If this form relates to the registration of a class of securities pursuant to Section 12(b) the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box.  ☐

If this form related to the registration of a class of securities concurrently with a Regulation A offering, check the following box.  ☐

Securities Act registration statement or Regulation A offering statement file number to which this form relates:

None

Securities to be registered pursuant to Section 12(g) of the Act:

None

Explanatory Note.

This Amendment No. 3 on Form 8-A/A is filed to amend and supplement the information set forth in Items 1 and 2 of the Registration Statement on Form 8-A filed with the Securities and Exchange Commission (the “Commission”) by SeaChange International, Inc. (the “Company”) on March 5, 2019 (such Registration Statement on Form 8-A as filed on such date, the “Original Form 8-A”).

Item 1.	Description of Registrant’s Securities to be Registered.

Item 1 of the Original Form 8-A is hereby amended and supplemented by adding the following paragraph thereto:

Effective January 6, 2020, SeaChange determined that The Vanguard Group, Inc. (“Vanguard”) shall not be deemed an “Acquiring Person” pursuant to the terms of the Rights Agreement on the basis of a representation letter, dated as of January 3, 2020, from Vanguard on the basis of which SeaChange determined that Vanguard did not jeopardize or endanger SeaChange’s ability to utilize “Tax Benefits”, as defined in the Rights Agreement. A copy of the representation letter is filed herewith as Exhibit 4.1.

Item 2.	Exhibits

Exhibit No.	Description

4.1	Letter Agreement, dated as of January 3, 2020, by and between SeaChange International, Inc. and The Vanguard Group, Inc. (incorporated herein by reference to Exhibit 4.1 of SeaChange’s Current Report on Form 8-K filed on January 9, 2020 with the U.S. Securities and Exchange Commission).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

SEACHANGE INTERNATIONAL, INC.

By:	/s/ Michael D. Prinn
Michael D. Prinn
Chief Financial Officer, Senior Vice President & Treasurer

Dated: January 9, 2020